Exhibit 99.1

News Release

Contact:	John A. Hauser
(920)743-5551
Source:	Baylake Corp.

Baylake Corp. Reports Financial Results for the Three and Twelve Months ended December 31, 2009.

Sturgeon Bay, Wisconsin – (PR Newswire) – January 22, 2010

Baylake Corp. (OTC BB: BYLK) today announced fourth quarter and annual results for 2009.

•	Net income of $678,000 for the fourth quarter of 2009 compared to a loss of $9.9 million in the fourth quarter of 2008. The fourth consecutive quarter of profitability.
•	Net income for the year ended December 31, 2009 of $4.3 million compared to a loss of $9.8 million for the year ended December 31, 2008.
•	Nonperforming loans decreased $15.4 million, or 34.9%, to $28.7 million at December 31, 2009 from $44.1 million at December 31, 2008.
•	Past due loans (30 days past due or non-accrual status) declined to 5.52% of loans outstanding at December 31, 2009, the lowest level since September 30, 2006.
•	Deposits, excluding brokered deposits, increased 5.0% during the year, from $735.7 million at December 31, 2008 to $772.7 million at December 31, 2009.
•	Shareholders’ equity increased $5.6 million to $74.6 million at December 31, 2009 from $69.0 million at December 31, 2008.

Baylake reported net income for the fourth quarter of 2009 of $0.7 million, or $0.09 per fully-diluted common share, compared to a net loss of $9.9 million or ($1.25) per fully-diluted common share for the fourth quarter of 2008. This represents an increase in net income of $10.6 million, or $1.34 per fully-diluted common share.  Net interest margin increased 15 basis points from 3.15% for the quarter ended December 31, 2008 to 3.30% for the quarter ended December 31, 2009.  The improved operating results for the fourth quarter of 2009 were attributable, in part, to a $10.7 million decrease in the provision for loan losses, from $13.6 million for the quarter ended December 31, 2008 to $2.9 million for the quarter ended December 31, 2009.  Operating results were also favorably impacted by realized gains of $1.2 million from the sale of securities during the fourth quarter of 2009.

During the year ended December 31, 2009, non performing loans decreased $15.4 million (34.9%) from $44.1 million at December 31, 2008 to $28.7 million at December 31, 2009.  Non performing loans were at $40.5 million at September 30, 2009.  Net charge-offs against the reserve for the quarter ended December 31, 2009 were $7.3 million, or 4.3% of average total loans on an annualized basis, compared to $12.6 million, or 6.8% of average total loans on an annualized basis for the quarter ended December 31, 2008.  At December 31, 2009 and 2008, the allowance for loan losses as a percent of total loans was 1.5% and 1.9%, respectively.  The ratio of allowance for loan losses to non-performing loans at December 31, 2009 was 33.5%, compared to 30.8% at December 31, 2008.

“We are pleased with the improvement in our overall credit quality during the past two quarters” said Robert J. Cera, Baylake Corp. President and Chief Executive Officer.  “Although the credit environment will remain challenging for the foreseeable future, we are optimistic that further reductions in problem loans will be achieved early in 2010.  The improvement in asset quality this past year will allow us to focus more of our attention on growing our franchise and achieving profitable growth in 2010.”

Baylake’s total assets and shareholders’ equity were $1.0 billion and $74.6 million, respectively, at December 31, 2009, compared to $1.1 billion and $69.0 million, respectively, at December 31, 2008.  The $5.6 million increase in shareholders’ equity during 2009 was primarily a result of operating income of $4.3 million during 2009.  Baylake’s total risk-based capital ratio was 12.2% at December 31, 2009 compared to 9.7% at December 31, 2008.  At December 31, 2009, both Baylake Corp. and Baylake Bank were considered “well capitalized” under applicable bank regulatory guidelines.

While total deposits decreased $18.2 million, or 2.1%, from $849.8 million at December 31, 2008 to $831.6 million at December 31, 2009, the decline was a result of a strategic decision to allow $51.1 million of brokered certificates of deposit to mature in an effort to reduce Baylake’s reliance on such deposits.  Total deposits, net of brokered deposits, increased from $735.7 million at December 31, 2008 to $772.7 million at December 31, 2009.  Total loans decreased by $74.6 million, or 10.2%, from $729.1 million at December 31, 2008 to $654.5 million at December 31, 2009.

“We are proud of the efforts and accomplishments of our Baylake Bank team this past year,” said Cera.  “In spite of the improvements noted in 2009, we recognize that our performance has not yet returned to a satisfactory level.  As such, we prudently elected not to pay incentive bonuses or incentive compensation to any executive officer during 2009.”

Baylake believes that it has more than adequate resources available to meet its short-term liquidity needs.  As of December 31, 2009, Baylake Bank had $32.6 million in established lines of credit with nonaffiliated banks, none of which had been drawn upon as of that date.  Additionally, Baylake Bank is approved to access, subject to pledging appropriate collateral, the Federal Reserve Discount Window for short term borrowing as necessary.

Baylake Corp., headquartered in Sturgeon Bay, Wisconsin, is the bank holding company for Baylake Bank.  Through Baylake Bank, Baylake Corp. provides a variety of banking and financial services from 28 financial centers located throughout Northeast and Central Wisconsin, in Brown, Door, Green Lake, Kewaunee, Manitowoc, Outagamie, Waupaca, and Waushara Counties.

The following appears in accordance with the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements about the financial condition, results of operations and business of Baylake Corp.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as  “would,” “should,” “could” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties.  A number of factors, many of which are beyond the control of Baylake Corp., could cause actual conditions, events or results to differ significantly from those indicated by the forward-looking statements.  These factors, which are described in this press release and in the annual and quarterly reports filed by Baylake Corp. with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2008 under “Item 1A. Risk Factors,” include certain credit, market, operational, liquidity and interest rate risks associated with the company’s business and operations.  Other factors include changes in general business and economic conditions, developments (including collection efforts) relating to the identified non-performing loans and other problem loans and assets, world events (especially those which could affect our customers’ tourism-related businesses), competition, fiscal and monetary policies and legislation.

Forward-looking statements speak only as of the date they are made, and Baylake Corp. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Baylake Corp. and Subsidiaries

Summary Financial Data

The following tables set forth selected consolidated financial and other data for Baylake Corp. at the dates and for the period indicated.  The selected financial and other data at December 31, 2009 and 2008 has not been audited, but in the opinion of management of Baylake Corp. reflects all necessary adjustments for a fair presentation of results as of the dates and for the periods covered.

Selected Financial Condition Data (at end of period)	December 31, 2009 (unaudited)	December 31, 2008 (unaudited)
	(dollars in thousands, except per share data)

Total assets	$1,044,457	$1,062,913
Investment securities (1)	204,834	225,417
Total loans	654,461	729,090
Total deposits	831,629	849,758
Borrowings (2)	106,122	115,269
Subordinated debentures	16,100	16,100
Convertible promissory notes	5,350	—
Stockholders’ equity	74,597	68,954
Non-performing loans (3)	28,651	44,054
Non-performing assets (3)	43,647	51,197
Shares outstanding	7,911,539	7,911,539
Book value per share	$9.43	$8.72

	As of and for the Three Months Ended December 31,		As of and for the Year Ended December 31,
Selected Operations Data - UNAUDITED
	2009	2008	2009	2008

Total interest income	$11,547	$13,420	$47,469	$57,276

Total interest expense	3,959	6,080	18,259	28,227

Net interest income before provision for loan losses	7,588	7,340	29,210	29,049
Provision for loan losses	2,900	13,600	6,500	17,961
Net Interest income (loss) after provision for loan losses	4,688	(6,260)	22,710	11,088

Total non-interest income	3,268	2,641	12,486	9,257
Total non-interest expense	7,310	12,454	29,981	38,022

Income (loss) before income taxes	646	(16,073)	5,215	(17,677)
Income tax expense (benefit)	(33)	(6,170)	886	(7,860)
Net income (loss)	$679	$(9,903)	$4,329	$(9,817)

	As of and for the Three Months Ended December 31, (unaudited)		As of and for the Year Ended December 31, (unaudited)
	2009	2008	2009	2008
Per Share Data: (4)
Net income (loss) per share (basic)	$0.09	$(1.25)	$0.55	$(1.24)
Net income (loss) per share (diluted)	$0.09	$(1.25)	$0.55	$(1.24)
Cash dividends per common share	$—	$—	$—	$—
Book value per share	$9.43	$8.72	$9.43	$8.72

Performance Ratios: (5)
Return on average total assets	0.26%	-3.69%	0.41%	-0.91%
Return on average total shareholders’ equity	3.59%	-52.28%	6.01%	-12.35%
Net interest margin (6)	3.30%	3.15%	3.18%	3.11%
Net interest spread (6)	3.16%	2.97%	3.04%	2.89%
Efficiency ratio (9)	73.90%	126.16%	77.47%	97.54%
Non-interest income to average assets	1.25%	0.98%	1.19%	0.86%
Non-interest expense to average assets	2.80%	4.63%	2.86%	3.53%
Net overhead ratio (7)	1.55%	3.65%	1.67%	2.67%
Average loan to average deposit ratio	80.87%	87.93%	83.34%	87.18%
Average interest earning assets to average interest bearing liabilities	108.34%	107.25%	107.07%	107.41%

Asset Quality Ratios: (3) (5)
Non-performing loans to total loans	4.38%	6.04%	4.38%	6.04%
Allowance for loan losses to:
Total loans	1.47%	1.86%	1.47%	1.86%
Non-performing loans	33.50%	30.78%	33.50%	30.78%
Net charge-offs to average loans	4.34%	6.80%	1.50%	2.18%
Non-performing assets to total assets	4.18%	4.82%	4.18%	4.82%

Capital Ratios: (5)(8)
Shareholders’ equity to assets	7.14%	6.49%	7.14%	6.49%
Tier 1 risk-based capital	10.22%	8.47%	10.22%	8.47%
Total risk-based capital	12.18%	9.72%	12.18%	9.72%
Leverage ratio	7.60%	6.68%	7.60%	6.68%

Other:
Number of bank subsidiaries	1	1	1	1
Number of banking facilities	28	28	28	28
Number of full-time equivalent employees	306	315	306	315

(1)	Includes securities classified as available for sale.
(2)	Consists of Federal Home Loan Bank advances, federal funds purchased, and collateralized borrowings.
(3)

Non-performing loans consist of non-accrual loans and guaranteed loans 90 days or more past due but still accruing interest.  Non-performing assets consist of non-performing loans and other real estate owned.

(4)	Earnings per share are based on the weighted average number of shares outstanding for the period.
(5)	With the exception of end of the period ratios, all ratios are based on average daily balances and are annualized where appropriate.
(6)

Net interest margin represents net interest income as a percentage of average interest-earning assets.  Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(7)	Net overhead ratio represents the difference between non-interest expense and non-interest income, divided by average assets.
(8)	The capital ratios are presented on a consolidated basis.
(9)

Efficiency ratio is calculated as follows: non-interest expense divided by the sum of taxable equivalent net interest income plus non-interest income, excluding net investment security gains and excluding net gains on sale of fixed assets.